Lundgren Bros. Construction, Inc.

          $3,000,000 principal amount of Senior Subordinated Debentures

                            SELECTED DEALER AGREEMENT



                                                          ________________, 1996
Ladies and Gentlemen:

         Miller & Schroeder Financial, Inc., and Offerman and Company have agreed, as Underwriters, to sell on a best efforts basis up to $3,000,000 aggregate principal amount of Senior Subordinated Debentures, Series ________%, Due ________________, 1996 (the "Debentures") of Lundgren Bros. Construction, Inc. (the "Company"). The Debentures are described in the enclosed Prospectus, the receipt of which you hereby acknowledge.

         1. Offering to Selected Dealers. We are offering a portion of the Debentures for sale to certain dealers ("Selected Dealers"), as principals, subject to the terms and conditions stated herein and in the Prospectus, at par plus interest accrued from _____________, 1996 or, with respect to Debentures sold after an interest payment date, the most recent interest payment date (the "Public Offering Price"), less the concession which we advise you of and as set forth in Exhibit A (such concession is hereinafter referred to as the "Selected Dealers' Concession"). Sales of Debentures to you pursuant to such offering will be evidenced by written confirmation, in the form of Exhibit B, and will be on such terms and conditions as are set forth herein and in the Prospectus. In purchasing Debentures, you will rely upon no statements whatsoever, written or oral, other than statements in the Prospectus.

         2. Reoffering by Selected Dealers. We will advise you of the method and terms of the offering. Acceptances of any reserved Debentures received at the office of Miller & Schroeder Financial, Inc., 220 South Sixth Street, Suite 300, Minneapolis, Minnesota 55402, Attention: Lee Simmons; fax (612) 376-1548; telephone (612) 376-1500, after the time specified therefor in the advice received by you, and any order for additional Debentures, will be subject to rejection in whole or in part. Purchase books may be closed by us at any time in our discretion without notice and the right is reserved to reject any purchase in whole or in part, but notification of allotments against and rejections of purchase will be made as promptly as practicable.

         We will advise you of the release by us of Debentures being sold by us in the public offering. Upon receipt of such advice, the Debentures thereafter purchased by you hereunder are to be offered by you to the public at the Public Offering Price. You agree that in selling Debentures purchased hereunder you will comply with the applicable requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934. Except as herein otherwise provided, Debentures shall not be offered or sold by you at a price below the Public Offering Price before the termination of this Agreement, except that a concession from such Public Offering Price that does not exceed the percentage of the Public Offering Price of the Debentures as set forth under "Underwriting" in the Prospectus may be allowed to dealers who are members in good standing of the National Association of Securities Dealers, Inc. (the "NASD") or to foreign dealers, not eligible for membership in the NASD, who agree, when making sales of Debentures to purchasers outside the United States, to comply with the Interpretation with Respect to Free-Riding and Withholding of the NASD. Please refer to Exhibit B for specific Selected Dealers' Concession information.

         It is assumed that Debentures sold by you will be effectively placed for investment. If we contract for or purchase in the open market or otherwise for our account any Debentures sold to you and not effectively placed for investment, we may charge you the Selected Dealers' Concession originally allowed you on Debentures so repurchased, and you agree to pay such amount to us on demand. Debentures so delivered to us against any such repurchase need not be the identical Debentures originally purchased by you.

         You will advise us upon request of Debentures purchased by you that remain unsold, and we shall have the right to repurchase such unsold Debentures on demand at the Public Offering Price less all or part of the Selected Dealers' Concession.

         3. Payment and Delivery. Payment for Debentures purchased by you shall be made by you on such dates and at such places as we advise you, by certified or official bank check payable to the order of Miller & Schroeder Financial, Inc. in such clearing house funds as we advise, against delivery of such Debentures. Delivery instructions must be in our hands as specified in Section 2, at such time as we request. Notwithstanding such provisions, payment for and delivery of Debentures purchased by you hereunder will be made through the facilities of the Depository Trust Company, if you are a member, unless you have otherwise notified us prior to the date specified in our advice to you or, if you are not a member, settlement may be made through a correspondent who is a member pursuant to instructions which you will send to us prior to such specified date.

         The above payment shall be made by you at the Public Offering Price or, if we so advise you, at a net price equal to the Public Offering Price less the Selected Dealer's Concession. If payment is made by you at the Public Offering Price, the Selected Dealers' Concession payable to you hereunder shall be paid promptly after the termination of this Agreement (or on such earlier date as we may determine), except that such Concession may be withheld and canceled, at our discretion, as to Debentures which we have repurchased as set forth in the third paragraph of Section 2 hereof.

         4. Position of Selected Dealers and Underwriters. You represent that you are a member in good standing of the NASD or that you are a foreign dealer, not eligible for membership in the NASD, which agrees not to offer or sell any Debentures in, or to persons who are residents of, the United Sates of America. In making sales of Debentures, if you are such a member, you agree to comply with all applicable rules of the NASD, including, without limitation, the NASD's Interpretation with Respect to Free-Riding and Withholding and Section 24 of
Article III of the NASD's Rules of Fair Practice, or if you are a foreign dealer, you agree to comply with such Interpretation and Sections 8, 24 and 36 of such Article as though you were such a member, and with Section 25 as that Section applies to a non-member foreign broker or dealer. You also confirm that you have complied and will comply with the prospectus requirements of Rule 15c2-8 under the Securities Exchange Act of 1934.

         You are not authorized to give any information or make any representations other than as contained in the Prospectus, or to act as agent for us. Nothing shall constitute the Selected Dealers as an association, unincorporated business or other separate entity or partners with us, or with each other, but you shall be liable for your proportionate share of any tax, liability or expense based on any claim to the contrary. We shall not be under any liability to you, except for obligations expressly assumed by us in this Agreement, and no obligation on our part shall be implied or inferred herefrom.

         5. Blue Sky Matters. We will not have any responsibility with respect to the right of any dealer to sell the Debentures in any jurisdiction, notwithstanding any information we may furnish in that connection. As of the date hereof, the securities referenced herein were cleared for sale in the states and aggregate amounts outlined in Exhibit C.

         6. Notices. All communications from you to us shall be delivered, mailed or sent by confirmed telefacsimile as specified in Section 2. Any notice from us to you shall be delivered, mailed or sent by confirmed telefacsimile to you at the address to which this Agreement is mailed.

         7. Termination. This Agreement shall terminate 45 days after the date hereof unless extended by us for a period or periods not exceeding an additional 15 days in the aggregate, and, whether extended or not, may be terminated by us at any time. Such termination shall not affect your obligation to pay for any Debentures purchased by you or any of the provisions of Section 4 hereof.

         8. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Minnesota.

         Please confirm your agreement hereof by signing the duplicate copy of this Agreement enclosed herewith and returning it to us at the address set forth in Section 2 above.


                                  MILLER & SCHROEDER FINANCIAL INC.
                                     OFFERMAN & COMPANY

                                  BY MILLER & SCHROEDER FINANCIAL, INC.


                                  By:  ______________________________

                                       Its:   _______________________



         We hereby confirm our agreement to all the terms and conditions stated in the foregoing Selected Dealer Agreement. We acknowledge receipt of the Prospectus and no other statement whatsoever, written or oral. We confirm that we are in good standing with the NASD or that we are a foreign dealer, not eligible for membership in the NASD, which agrees not to offer or sell any Debentures in, or to persons who are residents of, the United States of America. In addition, we agree that in making sales of Debentures, if we are such a member, we will comply with all applicable rules of the NASD, including, without limitation, the NASD's Interpretation with Respect to Free-Riding and Withholding and Section 24 of Article III of the NASD's Rules of Fair Practice, or, if we are a foreign dealer, we will comply with such Interpretation and Sections 8, 24, and 36 of such Article as though we were such a member, and with
Section 25 as that Section applies to a non-member foreign broker or dealer. Further, we confirm that we have complied and will comply with the prospectus delivery requirements of Rule 15c2-8 under the Securities Exchange Act of 1934.

                                                    ____________________________
                                             (Please print or type name of firm)


                                                  By____________________________
                                                     (Authorized Representative)

Dated:  ____________________, 1996




                                    EXHIBIT A

For the duration of this Selected Dealer Agreement, the Selected Dealer Concession payable to _____________________________________________________
shall be _____ percent (__%) of the Public Offering Price for all Debenturers purchased.

The Selected Dealer Concession will be payable as a discount from par for the Debenturers purchased on each closing dated. If the purchase is made after closing has occurred from the Underwriters' inventory, the Selected Dealer Concession will be paid when the trade is settled.



                                    EXHIBIT B



Lee Simmons
Assistant Vice President
Miller & Schroeder Financial, Inc.
220 South Sixth Street, Suite 200
Minneapolis, Minnesota 55402,

         We hereby confirm our order for principal amount of Senior Subordinated Debentures, Series ______ %, Due ____________, 2004 of Lundgren Bros. Construction, Inc. (the "Debentures") under the terms and conditions contained in your written confirmation of our purchase and the foregoing Selected Dealer Agreement.

         We hereby confirm our agreement to all the terms and conditions stated in the foregoing Selected Dealer Agreement. We acknowledge receipt of the Prospectus and no other statement whatsoever, written or oral. We confirm that we are in good standing with the NASD or that we are a foreign dealer, not eligible for membership in the NASD, which agrees not to offer or sell any Debentures in, or to persons who are residents of, the United States of America. In addition, we agree that in making sales of Debentures, if we are such a member, we will comply with all applicable rules of the NASD, including, without limitation, the NASD's Interpretation with Respect to Free-Riding and Withholding and Section 24 of Article III of the NASD's Rules of Fair Practice, or, if we are a foreign dealer, we will comply with such Interpretation and Sections 8, 24 and 36 of such Article as though we were such a member, and with
Section 25 as that Section applies to a non-member foreign broker or dealer. Further, we confirm that we have complied and will comply with the prospectus delivery requirements of Rule 15c2-8 under the Securities Exchange Act of 1934.

                                                    ____________________________
                                             (Please print or type name of firm)


                                                 By ____________________________
                                                     (Authorized Representative)


Dated:  ______________________, 1996



                                    EXHIBIT C



The Debenturers of Lundgren Bros. Construction, Inc. are clear for sale to the public by dealers or brokers registered or licensed in the following states and in the amounts listed below:

                Jurisdiction                               Principal Amount








Registration is pending in the following states:

                Jurisdiction